                                                                   EXHIBIT(A)(1)


   OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF INTERCORP EXCELLE INC.
                  COMMON SHARES AT $1.15 NET PER SHARE IN CASH

                                       BY

                             INTERCORP EXCELLE INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON DECEMBER 17, 2001, UNLESS EXTENDED. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 3 THROUGH 6 OF THIS OFFER TO PURCHASE. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR PROVINCIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         ALL REFERENCES TO DOLLARS OR $ IN THIS OFFER TO PURCHASE ARE TO THE LAWFUL CURRENCY OF THE UNITED STATES.

                                    IMPORTANT

         Any shareholder who would like to tender all or any portion of his or her shares of common stock of Intercorp Excelle, Inc., no par value per share (the "Common Shares") should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it (or such facsimile) and any other required documents to the Continental Stock Transfer & Trust Company (referred to herein as the "Depositary"), and either deliver the certificates for such Common Shares and any other required documents to the Depositary or tender such Common Shares pursuant to the procedure for book entry transfer set forth in "THE OFFER-- 3. Procedures for Accepting the Offer and Tendering Shares," or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Shareholders having Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Common Shares.

         A shareholder who desires to tender the Common Shares and whose certificates for the Common Shares are not immediately available, or who cannot deliver the certificates for Common Shares and all other required documents to the Depositary on or prior to the expiration date, or who cannot comply with the procedure for book entry transfer on a timely basis, may tender their Common Shares by following the procedures for guaranteed delivery set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares."

         Questions and requests for assistance may be directed to the Company at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Company.



                                                                November 1, 2001

                                TABLE OF CONTENTS

SUMMARY TERM SHEET................................................................................................3

INTRODUCTION......................................................................................................7

SPECIAL FACTORS...................................................................................................7

1.       OPERATING HISTORY; PAYMENT OF DIVIDENDS AND REDEMPTION OF COMMON SHARES
                  UNCERTAIN.......................................................................................7
2.       PURPOSE AND FAIRNESS OF THE OFFER........................................................................7
3.       INTERESTS OF CERTAIN PERSONS IN THE OFFER...............................................................19
4.       MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..................................................20
5.       MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES.......................................................22
6.       FINANCING OF THE OFFER..................................................................................23
7.       BENEFICIAL OWNERSHIP OF THE COMMON SHARES...............................................................24
8.       TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMMON SHARES..............................................25
9.       CERTAIN EFFECTS OF THE TRANSACTION......................................................................25

THE OFFER........................................................................................................26

1.       TERMS OF THE OFFER......................................................................................26
2.       ACCEPTANCE FOR PAYMENT AND PAYMENT......................................................................27
3.       PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING THE COMMON SHARES......................................28
4.       WITHDRAWAL RIGHTS.......................................................................................30
5.       PRICE RANGE OF THE COMMON SHARES; DIVIDENDS.............................................................31
6.       POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE COMMON SHARES AND
                  EXCHANGE ACT REGISTRATION......................................................................32
7.       CERTAIN INFORMATION CONCERNING INTERCORP EXCELLE INC....................................................32
8.       CONDITIONS TO THE OFFER.................................................................................36
9.       LEGAL MATTERS...........................................................................................37
10.      FEES AND EXPENSES.......................................................................................37
11.      MISCELLANEOUS...........................................................................................38


                               SUMMARY TERM SHEET

         Intercorp Excelle Inc. is offering to purchase all the outstanding shares of its common stock (the "Common Shares") for $1.15 net per share, in cash, without interest, subject to any required withholding taxes. The following are some of the questions you, as one of our shareholders, may have and answers to those questions. We urge you to read the entire Offer to Purchase carefully because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

Who Is Offering to Buy My Shares?

We are making an offer to buy all of the Common Shares owned by you. See "THE OFFER--1. Terms of the Offer."

What Are The Classes And Amounts of Securities Sought in The Offer?

We are offering to buy all of the outstanding Common Shares. See "THE OFFER--1. Terms of the Offer".

How Much Are You Offering to Pay? What Is the Form of Payment? Will I Have to Pay Any Fees or Commissions? We are offering to pay $1.15 per share for the Common Shares, net to you in cash without interest (the "Common Share Offer Price"). If you are the record owner of your Common Shares and you tender them to us in the offer (which we refer to as the "Offer"), you will not have to pay brokerage fees or commissions. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See "INTRODUCTION".

Will the Company be Required to Withhold Any Amount from the Payment?
All shareholders who are not resident in Canada for the purposes of the Income Tax Act (Canada) must notify the Canadian revenue authorities of their disposition or proposed disposition of the Common Shares. Unless the Company has received from a non-resident shareholder a copy of a certificate issued to that shareholder by the Canadian revenue authorities in respect of the disposition on or prior to the date fixed for payment of the Common Share Offer Price, the Company will withhold 25% of the payment. If the Company has not received that certificate within 30 days of the end of the month in which the Common Shares are purchased, it will remit the withheld amount to the Receiver General of Canada, as tax on behalf of the non-resident shareholder. Non-resident shareholders may claim any refund of all or a portion of an amount remitted on their behalf to which they are entitled by filing a Canadian income tax return. See "SPECIAL FACTORS - 4. Material Canadian Federal Income Tax Consequences".

What Is The Market Value of The Common Shares?

The Common Shares are traded on the OTC Bulletin Board. See "THE OFFER--5. Price Range of the Common Shares" for the bid history of the Common Shares. On October 8, 2001 (the day prior to the Board's formal approval of the Transaction), the closing bid price of the Common Shares was $0.45 per share and on October 31, 2001 (the day prior to the announcement of the Offer), the closing bid price of the Common Shares was $0.40 per share. The premium represented by the Common Share Offer Price over the closing bid prices as of October 8, 2001 and October 31, 2001 are 155.5% and 187.5%, respectively. See "SPECIAL FACTORS--2. Purpose and Fairness of the Offer" and "THE OFFER--5. Price Range of the Common Shares".

Do You Have The Financial Resources to Make Payment?

We will need approximately $1.32 million to purchase all the outstanding Common Shares, excluding the Common Shares beneficially owned by Arnold Unger, our Co-chairman and Chief Executive Officer, Renee Unger our Co- chairman and President, and The Unger Family Trust (collectively, the "Unger Group"), and to pay all the expenses involved in the Offer. We intend to pay the purchase price and related expenses using cash and other liquid assets owned by us. See "SPECIAL FACTORS-3. Interests of Certain Persons in the Offer" and "SPECIAL FACTORS-6. Financing of the Offer."

Is Your Financial Condition Relevant to My Decision Whether to Tender in The Offer?

Because tendering your Common Shares in the Offer will end your ownership interest in us, we believe that our financial condition is relevant to your determination of whether the Common Share Offer Price is fair and whether you should tender in the Offer. Our financial statements are included in the reports we have filed with the United States Securities and Exchange Commission (the "Commission"). You can obtain copies of these reports in the manner described in "The Offer--7. Certain Information Concerning the Company."

How Long Do I Have to Decide Whether to Tender in The Offer?

You may tender your Common Shares anytime prior to the expiration of the Offer. The Offer will expire at 5:00 P.M., Eastern Standard Time, December 17, 2001 unless extended in our sole discretion. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares."

Can The Offer Be Extended, And If So Under What Circumstances?

Yes. We have the right to extend the Offer deadline at any time by giving written notice to Continental Stock Transfer & Trust Company ("Continental"), the depositary for the Offer. See "THE OFFER--1. Terms of the Offer".

How Will I Be Notified If The Offer Is Extended?

If we decide to extend the offering period, we will publicly announce the extension before 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date. See "THE OFFER--1. Terms of the Offer."

What Will Happen to Common Shares Not Tendered in The Offer?

Common Shares not tendered in the Offer will remain outstanding, at least for a limited time. However, the trading market for any Common Shares not tendered may be even more limited than it currently is, particularly because of the expected reduction in the public float after the tendered shares have been cancelled. In addition, the Unger Group intends to acquire all the outstanding Common Shares by way of a merger and amalgation pursuant to the laws of the Province of Ontario (the "Merger") which will result in the creation of a new company ("NewCo") immediately prior to consummating a so-called going-private transaction (the "Transaction"), all as further described below. The Merger and the Transaction are conceptually discrete events, but the interim period between them will be so short as to the render the distinction meaningless.

         If you do not accept the Offer your Common Shares will, after having been converted into shares of preferred stock ("Preferred Shares") of NewCo as described below, be redeemed at the Common Share Offer Price immediately following the Merger. In the case of shareholders who are not resident in Canada, for the purposes of the Income Tax Act (Canada), unless the shareholder has provided to the Company a copy of a certificate to that shareholder by the Canadian revenue authorities in respect of the redemption on or prior to the date fixed for payment of the redemption price, the Company will withhold 25% of the payment. If the Company has not received that certificate within 30 days of the end of the month in which the Preferred Shares are redeemed, it will remit the withheld amount to the Receiver General of Canada, as tax on behalf of the non-resident shareholder. Non-resident shareholders may claim any refund of all or a portion of an amount remitted on their behalf to which they are entitled by filing a Canadian income tax return.


         If you do not approve the Merger and the Transaction, you will be accorded rights of dissent and appraisal as provided for under the Ontario Business Corporations Act (the "Ontario Act"). We cannot give any assurance as to what a court of competent jurisdiction before which the matter would be heard would award you as a fair price for your Common Shares or whether it would be more or less than the Common Share Offer Price, though the Fairness Opinion and Valuation (the "Fairness Opinion"), attached as Exhibit (A)(2), rendered by Cole and Partners Limited ("Cole") indicates that the Common Share Offer Price is indeed a fair price to the unaffiliated shareholders from a financial point of view. If you sought dissent and appraisal rights, you may be responsible for the costs of applying to a court of competent jurisdiction to fix the fair market value of your Common Shares. In addition, you would be subject to the above-mentioned 25% withholding in respect of Canadian tax.

How Will the Merger and The Transaction Be Effectuated?

The Unger Group intends to form another company (which we refer to as the "Acquisition Corp."). The Unger Group will own all the shares of the Acquisition Corp. Promptly after the expiration of the Offer, the Common Shares owned by the Unger Group will be transferred to Acquisition Corp. and Acquisition Corp. and the Company will be amalgamated resulting in the creation of NewCo, and the cessation of Intercorp Excelle Inc. and Acquisition Corp. as separate entities. As a result of the current concentration of ownership, we do not anticipate requiring the affirmative vote of the Common Shares not held by the Unger Group in order to effectuate the Merger. See "Do I have the right to vote on the Merger?"

         After the Merger has been completed, NewCo will have two classes of shares: any untendered Common Shares will be converted into redeemable, non-voting shares of preferred stock of NewCo (the "Preferred Shares") in the Merger, and the Unger Group's shares that were previously shares in the Acquisition Corp. will be converted into common shares of Newco.

         The Transaction will be completed by the immediate redemption of the Preferred Shares at the Common Share Offer Price. The redemption will occur promptly after the Merger, and will not be subject to a vote of shareholders. The Preferred Shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), but will be issued under an exemption therefrom to be found in Section 4(2) of the Securities Act. Consequently, your ability to sell or transfer the Preferred Shares will be restricted. However, the period during which the Preferred Shares would exist is so short as to render such restriction inconsequential.

Do I have the right to vote on the Merger?

Yes, you do. However, it will not affect the final result of the Merger or the Transaction.

         We are an Ontario company incorporated under the Business Corporations Act (Ontario) (the "Ontario Act"). The Merger will require the affirmative vote of sixty-six and two thirds percent (66 2/3%) of the outstanding Common Shares. As of the date hereof, the Unger Group owns or controls over seventy-two percent (72%) of the outstanding Common Shares and has advised us that it will not tender any of its Common Shares through the Offer. Consequently, you may retain your Common Shares, and you may cast them against the resolution to approve the Merger. However, such negative vote will not prevent approval of the Merger or the Transaction.

         We are stating this clearly because we believe it important that you understand the reason for the Offer. The Unger Group could, by virtue of its ownership of the required 66 2/3% of the outstanding Common Shares as provided for under the Ontario Act, have proceeded directly with the Merger and the Transaction. From a legal perspective, the Offer is completely incidental thereto. The net effect of a decision to engage in no more than the Merger and the Transaction would have been two-fold; the Unger Group would have faced far lower costs and you would, absent the Offer, have been afforded no premium over the market price of the Common Shares. The purpose of the Offer is to provide you with a fair price for your Common Shares.

         We hereby remind you that a failure to vote against the Merger will not constitute a waiver of your rights to dissent and seek appraisal of your Common Shares under Ontario law. You will retain your appraisal rights provided that they are perfected pursuant to Ontario law.

Are You Making Any Recommendation About The Offer?

No. We express no opinion and remain neutral with respect to whether you should tender Common Shares in response to the Offer. You should determine whether or not to accept the Offer based upon your own assessment of current market value, liquidity needs, investment objectives and certain other factors, each as more fully described below. See "SPECIAL FACTORS--2. Purpose and Fairness of the Offer".

Has the Board of Directors Approved the Offer?

Yes. The Board has accepted and acted upon the fairness opinion and valuation performed by Cole and Cole's opinion that the Common Share Offer Price is fair to our unaffiliated shareholders from a financial point of view.

What Are the Most Significant Conditions to the Offer?

We are not required to complete the Offer unless the conditions to the Offer are satisfied. A significant condition is the absence of any litigation, proceedings or other events that would, in the opinion of Arnold Unger and Renee Unger, prohibit, prevent, restrict or delay consummation of the Offer. Other important conditions to the Offer are described in "THE OFFER--8. Conditions to the Offer." We may waive any of these conditions.

How Do I Tender My Common Shares?

To tender your Common Shares, you must do one of the following:

 (1) If you are a record holder (i.e., a stock certificate has been issued to you in your own name), you must complete and sign the applicable enclosed Letter(s) of Transmittal and send it with your stock certificate to Continental, or follow the procedures described in this Offer to Purchase for book-entry transfer in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares." These materials must reach Continental before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares."

(2) If you are a record holder, but your stock certificate is not available, or you cannot deliver it to Continental before the Offer expires, you may be able to tender your Common Shares using the enclosed Notice of Guaranteed Delivery. Please call Continental at 1-(212) 509-4000 for assistance.

(3) If you hold your Common Shares through a broker, bank or other nominee, you should contact your nominee and instruct them to tender your Common Shares. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares".

Until What Time Can I Withdraw Previously Tendered Common Shares?

You can withdraw previously tendered Common Shares until 5:00 P.M., Eastern Standard Time, December 17, 2001, unless we further extend the Offer. If we further extend the Offer, you may withdraw previously tendered Common Shares until the end of the extension period. In addition, your Common Shares may be withdrawn after the fortieth business day after the commencement date of the Offer if the Common Shares have not been accepted for payment, i.e., on December 26, 2001. See "THE OFFER--4. Withdrawal Rights."

How Do I Withdraw Previously Tendered Common Shares?

You can withdraw previously tendered Common Shares by instructing Continental. If you tendered your Common Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for a withdrawal of your Common Shares. See "THE OFFER--4. Withdrawal Rights".

To Whom Can I Talk If I Have Questions About The Tender Offer?

You can call MacKenzie Partners, Inc., our information agent for the Offer, who can be reached Toll-Free at (800) 322- 2885 or collect at (212) 929-5500. You may also access our public filings on the Commission's Web site at http://www.sec.gov/edgar/searchedgar/formpick.htm.

                                  INTRODUCTION

         Intercorp Excelle Inc., an Ontario corporation (the "Company"), hereby offers to purchase all outstanding shares of its Common Shares, no par value (the "Common Shares"), at a purchase price of $1.15 per share net to the selling shareholder in cash, without interest thereon (the "Common Share Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Offer is being made prior to a merger by way of an amalgamation under applicable Ontario law (the "Merger") and a going-private transaction (the "Transaction"), as more fully described below.

         If you are the record owner of your Common Shares and you tender your Common Shares to the Company in the Offer, you will not have to pay brokerage fees or commissions. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. Except as described in Instruction 6 of the Letter of Transmittal, you will not be required to pay stock transfer taxes on the purchase of Common Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to you. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares". The Company will pay all charges and expenses of Continental as depositary (the "Depositary") incurred in connection with the Offer. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares." In addition, any shareholder who is not resident in Canada for the purposes of the Income Tax Act (Canada) must comply with the notification provisions of section 116 of that Act. Unless the shareholder has provided to the Company a copy of a certificate issued to that shareholder by the Canadian revenue authorities in respect of the redemption on or prior to the date fixed for payment of the redemption price, the Company will withhold 25% of the payment. If the Company has not received that certificate within 30 days of the end of the month in which the Common Shares are purchased, it will remit the withheld amount to the Receiver General of Canada as tax on behalf of the non- resident shareholder. Non-resident shareholders may claim any refund of all or a portion of an amount remitted on their behalf to which they are entitled by filing a Canadian income tax return. See "SPECIAL FACTORS - 5. Material Canadian Federal Income Tax Consequences". Shareholders not resident in Canada who intend to tender their Common Shares are advised to file the required application form with the Canadian revenue authorities as soon as possible. A copy of the form and instructions for completion of it are included with this Offer to Purchase.

         The Offer will expire at 5:00 P.M., Eastern Standard Time, on December 17, 2001, unless further extended in the Company's sole discretion.

         This Offer to Purchase and the Letter of Transmittal contain important information which you should read carefully before you make a decision with respect to the Offer.


                                 SPECIAL FACTORS

1. Operating History; Payment of Dividends And Redemption of Common Shares Uncertain

         The Company has never paid dividends on the Common Shares. Accordingly, there can be no assurance that the Company will make any payment of dividends on the Common Shares that remain outstanding. In addition, there are no restrictions on the ability of the Company to incur indebtedness. Any indebtedness incurred by the Company would be senior to the rights conferred on the holders of the Common Shares, whether to receive dividends or otherwise. The existence of current or future indebtedness of the Company or its subsidiaries may make payment of dividends on, or redemption of, the Common Shares less probable. The Company has no present intention to pay dividends on the Common Shares.

2. Purpose and Fairness of the Offer

         Purposes, Alternatives, Reasons and Effects in a Going-Private Transaction

Purposes

         The purpose of the Transaction is to take the Company private. The purpose of the Offer is to provide the Company's shareholders fair value for their Common Shares prior to engaging in the Transaction.

Alternatives

         The Company does not believe that there is currently a viable alternative to going private. Please see "Significant Corporate Events" in this section for a delineation of the steps taken by management in its earlier, unsuccessful attempts to pursue such alternatives.

         In addition to the measures described in such section, the Company's management believes that it is exceedingly unlikely that a third party would make an offer for the publicly held Common Shares. Few investors would be willing to make an offer for the publicly held shares of a company in the knowledge that insiders held a controlling interest therein. Accordingly, the Company did not seek such a potential purchaser, not deeming it worthy of serious consideration.

         Further, Arnold Unger and Renee Unger are personally responsible for the vast majority of the Company's business and any third party assuming control of the Company at more than liquidation price would need them to remain active in their current capacities if operations are to be maintained. Arnold Unger and Renee Unger have advised the Company that they are not willing to work for a third party, nor to sell what has historically been a family-run business.

         As more fully described under Significant Corporate Events (see below), the Company retained four consulting firms to seek suitable candidates for acquisition, but few potentially attractive candidates were found. In addition, none of such candidates could have been acquired given the declining market price of the Common Shares.

         The Company could have selected a more direct and far less costly means of completing the Merger and the Transaction. The Unger Group was not required to make an Offer for the Common Shares but could, under the Ontario Act, have proceeded directly with the Merger and the Transaction, to which the Offer is, from a legal perspective, entirely unnecessary. The net effect of a decision to engage solely in the Merger and the Transaction would have been two-fold; the Unger Group would have faced far lower costs and shareholders would have been offered no premium over the market price of the Common Shares. Shareholders who accept the Offer are being offered a considerable premium to the market price and are spared the expenditure, time, effort and personal funds in pursuing dissent and appraisal rights.

Reasons

         The primary reasons the Offer is being made is to provide shareholders fair value for their Common Shares. The Board reviewed the Fairness Opinion provided by Cole and, in reliance thereon, confirmed its proposed offering price for the Common Shares of $1.15 per share net to the shareholder (the "Common Share Offer Price").

         The primary reasons that led to the Board's determination to take the Company private are provided below (but see also Significant Corporate Events hereinafter).

         The Company incurs significant costs in being a public company. The Company estimates that it incurs approximately $100,000 annually in connection with (1) preparing and filing with the Commission periodic reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (2) preparing and filing with the Commission and mailing to shareholders a proxy statement in connection with the annual shareholders meeting, (3) the annual audit of the Company' financial statements, (4) directors' fees and other expenses and (5) directors and officers liability insurance, all of which expenses could be eliminated if the Company were no longer subject to the reporting requirements of the Exchange Act.

         Further, the trading market for the Common Shares is extremely limited. Since the Company's initial public offering in October 1997, the approximate average daily trading volume by quarter has been as follows: 1,178,500 Common Shares in 1997, 1,889,675 in 1998, 629,475 in 1999, 420,200 in 2000, 53,500 in
the first three quarters of 2001 and 12,000 in the current quarter to date. As a result, the holders of the Common Shares do not have what is considered one of the main advantages of owning shares in a public company, a liquid market for their shares. Please see
http://quotes.nasdaq.com.
------------------------

         The recent bid prices for the Common Shares reflect the impact of recent trends, fundamental as well as technical, on their fair value. The Board of Directors believes that the low stock price is caused by the general lack of interest in micro cap securities in addition to general market conditions, which are particularly harmful to companies with a modest market capitalization, as well as by the industry-specific decrease in growth (see "SPECIAL FACTORS-- 1. Operating History; Payment of Dividends and Redemption of Common Shares Uncertain").

         Management believes that taking the Company private is currently its best option available for the reasons delineated above and in view of the events and conditions discussed under Significant Corporate Events. The timing of the Merger and the Transaction were not determined with respect to any particular date, or with reference to some external event. Rather, the time has come to recognize that the Company's past efforts in exploring other options with the intent to increase shareholder value have not succeeded and that the Company is presently in a position in which it cannot reasonably expect success from such options.

         In reaching its determination to pursue taking the Company private at this time, the Board was influenced by the fact that there are costs and requirements in meeting short-term objectives associated with being a public company that do not affect private companies. Management believes that the Company could far more easily sustain its business in the retail and food service industry in the short-term if it were privately held. The Company could in such case adopt a lower profile rather than pursue short-term revenue or earnings growth, with a view to its long-term financial condition rather than the numbers reportable in the next fiscal quarter. In addition, and perhaps of greatest weight, pursuing the course required to satisfy public shareholders would entail assuming otherwise unnecessary risks. These risks would not be assumed were the Company private in that they would not be considered worthwhile under a cost/benefit analysis carried out with a view to the Company's long-term interests. A public company cannot act based on such a strategy without inviting further decreases in the market price of its securities, since shareholders reasonably desire improvements to the issuer's revenues and net income.

         The Board has regretfully concluded that the market price of the Common Shares will not rise to a satisfactory level in the future. Having drawn that conclusion, the Board sees no further advantage in remaining public.

Effects

Effects on the Company

         Reduced liquidity of the Common Shares

Trading in the Common Shares has been very limited. See "SPECIAL FACTORS --2. Purpose and Fairness of the Offer." There can be no assurance that any trading market will exist for the Common Shares following consummation of the Offer. The extent of the public market for the Common Shares following a consummation of the Offer will depend on the number of holders that remain at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, and other factors. An issue of securities with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for Common Shares that are not tendered in the Offer may be adversely affected to the extent that the amount of Common Shares purchased pursuant to the Offer reduces the float. The reduced float also may have the effect of causing the trading prices of the Common Shares that are not tendered or purchased to be more volatile. It must be considered highly unlikely that there will be a public market after the consummation of the Offer.


         In addition it is, in point of fact, the express intention of the Unger Group that there not be a public market for the Common Shares at all. Any Common Shares acquired by the Company in the Offer will be cancelled. Shareholders who remain shareholders of the Company after the Offer has expired will have their Common Shares either (i) converted, through the Merger, into redeemable preferred shares of NewCo, which will then immediately be redeemed with no consent required on the part of such preferred shareholders as a measure necessary to the completion of the Transaction; or (ii) acquired at their fair market value pursuant to the dissent and appraisal procedures of the Ontario Act.

         Exchange Act Registration

         The Common Shares are currently registered under the Exchange Act. Registration of the Common Shares under the Exchange Act may, given the conditions applicable to the Company, be terminated upon application of the Company to the Commission if the Common Shares are no longer held by no less than 300 holders of record. If the Exchange Act registration for the Common Shares is terminated as a result of the Offer, the amount of information publicly available to the remaining shareholders of the Company would be significantly reduced, which could adversely affect the trading market and market value for the remaining Common Shares.

         However, the fact that the Company intends to engage in the Merger followed shortly by the Transaction renders the foregoing irrelevant. The termination of the registration of the Common Shares under the Exchange Act will occur by virtue of their extinction.

         The Merger

         The reason the Offer for the Common Shares is being tendered is that the Unger Group intends that the Company go private, which will be accomplished through the Merger followed by the Transaction. Unless every shareholder of the Common Shares accepts the Offer, the Unger Group intends to achieve its aims through merging the Company with a non-public vehicle, which vehicle is referred to herein as Acquisition Corp. The separate corporate existence of the Company shall cease, and the Company and Acquisition Corp. shall become one merged corporation, referred to herein as NewCo. Holders of Common Shares who do not accept the Company's Offer will have their currently issued and outstanding Common Shares converted into shares of redeemable, non-voting preferred stock of NewCo or purchased for cancellation pursuant to applicable dissent and appraisal procedures. Consequently, the current holders of the Common Shares who do not accept the Company's Offer will possess shares in a private company that will immediately be redeemed, directly or indirectly, with no consent required on the part of the shareholders, whether on the conversion or the redemption. While the shareholders are granted rights of appraisal by the Ontario Act, it is impossible to predict what the court of competent jurisdiction would determine the fair market value of the Common Shares to be.

         Conduct of business as a private company

         The Company will, as a private company, face a far different environment than the one in which it currently operates. The positive differences are discussed in the penultimate paragraph under Reasons hereinabove, as supplemented by the savings of over an estimated $100,000 fees payable in relation to compliance with the Exchange Act (see above) but the privatization will likely also lead to the following: (i) greater difficulty in obtaining financing resulting from the loss of the greater confidence typically instilled by virtue of being a public company, (ii) decreased visibility leading to greater obstacles in terms of advertising and promotion of goods and services due to the absence of name recognition and (iii) the potential reluctance on the part of some customers to do business with a private company about which no information would be publicly available. Notwithstanding the impact of the immediately foregoing unfavorable effects, however, the Company believes that the negative repurcussions far outweighed by the positive effects anticipated from going private.

Effects on the Affiliated Shareholders

         See "SPECIAL FACTORS - 3. Interests of Certain Persons in the Offer" for a non-financial discussion.

         The direct benefit to the affiliated shareholders will, assuming that all Common Shares are tendered and accepted for payment, be a 4.96% increase in their share of the Company's net book value and a 37.7% increase in net earnings (or, from another perspective, an increase of 37.7% of each of the total net book value and net earnings) less the amount required to pay shareholders for the Common Shares and the expenses of the Offer. The net book value of the Company as of July 31, 2001 was $5,578,036 and the net earnings for the six (6) months ended at such date was $212,732. The price payable for all the Common Shares would be $1,227,374 which, when aggregated with the assumed expenses of the Offer of $97,077, results in total assumed expenditures related to the Offer of $1,324,451. Twenty-seven and four-tenths percent (27.4%) of the net book value is approximately $1,525,604. The net gain, in terms of book value, to the affiliated shareholders would be approximately $201,153. The direct effect on the net earnings of the affiliated shareholders will be an increase in the gain, as of July 31, 2001, of approximately $58,183.

Effects on the Unaffiliated Shareholders

         Shareholders who accept the Offer will receive a direct benefit of a premium of 187.5% over the $0.40 closing bid price per share of the Company's Common Shares on October 31, 2001. The net earnings per such Common Share was $0.05 for the six months ended July 31, 2001. See below for a discussion of the outlook of the Company's business, financial condition, results of operations and future prospects.

         Shareholders who do not accept the Offer will have their preferred shares of NewCo redeemed immediately after issuance at the Common Share Offer Price as part of the Transaction. In the case of shareholders who are not resident in Canada for the purposes of the Income Tax Act (Canada), unless the shareholder has provided to the Company a copy of a certificate issued to that shareholder by the Canadian revenue authorities in respect of the redemption on or prior to the date fixed for payment of the redemption price, the Company will withhold 25% of the payment. If the Company has not received that certificate within 30 days of the end of the month in which the preferred shares are redeemed, it will remit the withheld amount to the Receiver General of Canada, as tax on behalf of the non-resident shareholder. Non- resident shareholders may claim any refund of all or a portion of an amount remitted on their behalf to which they are entitled by filing a Canadian income tax return. A shareholder who does not approve the Merger will be accorded rights of dissent and appraisal as provided for under the Ontario Act. There can be no assurance as to what a court of competent jurisdiction would award such dissenting shareholder. Any shareholder who were to seek dissent and appraisal rights may be responsible for the costs of applying to a court of competent jurisdiction to fix the fair market value of the Common Shares. In addition, such dissenting shareholder would be subject to the above-mentioned 25% withholding in respect of Canadian tax.

         In addition to the foregoing effects, unaffiliated shareholders who tender their Common Shares through this Offer will be unable to benefit from the potential appreciation in the market price of the Common Shares, had such Common Shares remained publicly tradable. Since this is filed in connection with not only a tender offer but also a going-private transaction, the same will of course apply to unaffiliated shareholders who do not tender their Common Shares, as well as to the affiliated shareholders, i.e., the Unger Group.

         Unaffiliated shareholders have access to the Company's public filings on the Commission's Web site at http://www.sec.gov/edgar/searchedgar/ formpick.htm. No other information or service is provided to the unaffiliated shareholders. Unaffiliated shareholders are asked to contact MacKenzie Partners, Inc., the Company's Information Agent, collect at (212) 929-5500 or Toll-Free at
(800) 322-2885.

         Fairness of the Going-Private Transaction

Fairness

         The Company is not taking a position or recommending that unaffiliated shareholders accept the Offer. Neither the Company nor its management wishes or intends to exert any influence over the unaffiliated shareholders' decisions with respect to their acceptance of the Offer since the Unger Group may be affected by the aggregate number of Common Shares that are tendered. A committee of the Board of Directors, comprised of the Company's independent directors John Rothschild and Taketo Murata, was formed (the "Independent Committee") to determine whether the price being paid to unaffiliated shareholders is fair, based upon the review of the Fairness Opinion and various other factors as discussed below. The Independent Committee believes that the Offer is fair, but has not resolved that the Company take a position on the Offer or how it relates to the fairness of the Merger and the Transaction, an entirely different concept. The Independent Committee notes that dissenters' rights of appraisal are available under the Ontario Act in the event that any shareholder desires to exercise such right. The Independent Committee does not believe that it is called upon to recommend a course of action to the unaffiliated shareholders, nor that it would be appropriate to do so, but believes the Offer is fair based upon the extensive review of the elements delineated below and in reliance on the Fairness Opinion.

         The Independent Committee has accepted the determination by Cole that the Common Share Offer Price is fair to the unaffiliated shareholders of the Common Shares from a financial point of view. In addition to the Fairness Opinion, the Board based its review upon the following material factors.

Certain Factors Considered in Determining Fairness

- The average daily last sale prices on the OTC Bulletin Board over the thirty (30), sixty (60) and ninety (90) day periods ending as of the date of this Offer to Purchase, which were $0.60, $0.60and $0.61, respectively;

-        The lack of an active trading market for the Common Shares;

- The fact that the Company's ability to engage in acquisitions, a key advantage of being a public company upon which the decision to undertake the Company's initial public offering was predicated, has been drastically undermined as a result of the low market price of the Common Shares;

- The most recently reported closing bid price of the Common Shares prior to the public notification of the Offer $0.40 on October 31, 2001, and

- The fact that the Common Shares were delisted from the Nasdaq-Small Cap Market in December 2000 as a result of their low market price (see above).

         Management has been involved in the business of the Company for a significant period, and believes itself capable of evaluating the discrete factors that affect the Company and its business and what degree of weight to ascribe to each such factor. The principal financial issues taken into account prior to the making of the decision to engage in the Transaction and the fairness of the consideration offered to the holders of the Common Shares are discussed below. While management and the Board stake no claim to perfect knowledge, they can assert that no factor other than those discussed in this section influenced their evaluation of a fair value to offer the Company's unaffiliated shareholders and subsequent acceptance of Cole's Fairness Opinion (though these factors do not encompass the entirety of the reasons impelling the Transaction, for which the reader is advised to see "Reasons," above). Management has reviewed the factors it deems material from the perspective of an executive of a small company, gauging the importance of each factor as it pertains to Intercorp Excelle Inc. in particular.

Current Market Price

         The low market price of the Common Shares has the effect of reducing the Company's ability to conduct placements, whether private or public, of its securities in order to raise capital and to perform acquisitions with its securities, means by which it could otherwise have accomplished its plans for expansion, a criterion management unreservedly believes represents an indispensable constituent in fostering the long-term success of the Company's business.

         The low volume of trading results in the lack of a liquid market for the Common Shares and offers little in the way of exit strategies for investors, which clearly influences the investment decisions of persons or entities who might have been willing to purchase Common Shares. Management places heavy emphasis on this factor.

Historical Market Prices

         The market price of the Common Shares has been subjected to a continual, downward trend despite the fact that the Company was reporting significant growth in both the Company's revenues and net income. Management sees little reason to believe that its future results in terms of both revenues and net income would reverse this trend. The likelihood of material, sustained appreciation in the market price of the Common Shares is deemed negligible. Management's conviction is easily illustrated by examining the Common Shares where historical market prices, whatever be the period examined (see, e.g., http://stockcharts.com), have steadily declined over a sustained period. Concurrently therewith, support for the Common Shares among broker-dealers has seen a sharp decline, which is a frequent feature of shares in which investors have lost confidence, interest or both. Management deems this factor to be of critical importance.

Net Book Value

         The Company's net book value per Common Share, as of July 31, 2001, was $1.39 and its net tangible book value per Common Share was $1.21. The $0.18 difference between net book value and net tangible book value relates solely to goodwill. Management believes net tangible book value is a more accurate measure of the Company's value, because it believes goodwill to be an illusory concept, particularly in this instance. Additionally, management believes that net book value and net tangible book value are among the most illusory of financial indicators for a company that manufactures, markets and sells perishable food products, because the value of such products is subject to spoilage which would negatively impact value. In light of the Company's exposure to the current weak economic environment, and the fact that the Company's products are subject to spoilage, management did not place a great deal of emphasis on this factor.

Going Concern Value

         Management believes that the current low market price and trading volume of the Common Shares represents a ceiling that will persist for the foreseeable future, since it appears to management that investors have lost interest in the Company. The market price of the Common Shares has declined despite management's ability to generate revenues and derive earnings therefrom. Consequently, management questions whether greater earnings and profitability would inspire investors and materialize in a positive movement in the market price of the Common Shares. Compounded by the Company's resulting inability to make the acquisitions called for by its business model, this disinterest represents a clear and present going concern.

         Furthermore, the general economic environment is an issue of tremendous importance to the Company's ability to market and sell its products.

         In conducting its going concern analysis, management relied on the Fairness Opinion, which has helped it assess the Company's value. In relying on such Fairness Opinion, management has assessed the Company's value to the best of its ability using principles employed by research departments of financial institutions.

Liquidation Value

         The type of products which the Company manufactures, markets and sells, which are subject to substantial spoilage, would be of limited value in a liquidation. The equipment which the Company owns is highly specialized and would be difficult to sell in a liquidation. Accordingly, the Company did not undertake an in-depth liquidation value analysis, as the Board quickly realized that it would clearly not be in the unaffiliated shareholders' best interests. There were, therefore, no steps taken to conduct an analysis of the Company's liquidation value beyond the measures undertaken with respect to the Company's going concern value (see immediately above). This factor is deemed significant, though it was not seen as crucial.

Purchase Price Paid in Previous Purchases

         As discussed under "Significant Corporate Events", management took steps to attempt to resuscitate the market price of the Common Shares during the past two years. When repurchasing the Common Shares on the open market, it obviously paid the market price therefor. This factor was considered in determining the Common Share Offer Price, but less as a factor like the others referred to herein than as a standard against which the Common Share Offer Price may be comparable. Management deems it an expression of its fiduciary duty to the Company's shareholders that it pay its shareholders $1.15 net per share, which represents a premium in excess of 155.5% of the prevailing market price on October 8, 2001, one (1) business day before the Offer was formally approved by the Board and eighteen (18) business days before it was filed with the Commission and disseminated to the shareholders.

The Fairness Opinion

         The Board has relied on Cole's Fairness Opinion in supporting its conclusion that the Common Share Offer Price is fair to shareholders in acknowledgment of Cole's experience in the field.

Additional Factors

         Neither the Board nor management ever discussed soliciting a third-party offer for the publicly held shares in any depth, not believing that any such offer would be seriously undertaken in that (1) the Unger Group has no intention of selling its Common Shares, and (2) there is a minimal market for acquiring minority positions in companies of this size. The Offer is not being made as a means of the Unger Group acquiring a controlling interest in the Company, since it already controls a super-majority and can effect whatever corporate decision it may deem in the Company's best interests. Consequently, the issue of soliciting third party offers was never considered a viable option by the Board, and was accordingly never factored into the consideration offered to the unaffiliated shareholders as a variable in determining the Common Share Offer Price. Arnold Unger, Renee Unger, the Independent Committee and the Board all believe the Common Share Offer Price to be fair to the Company's unaffiliated shareholders.

         No unaffiliated representative was hired to negotiate on behalf of the unaffiliated shareholders. The aggregate market value of the Common Shares held by the unaffiliated shareholders was approximately $500,000 immediately prior to public notification of the Offer (whereas the purchase of the Common Shares held by the unaffiliated shareholders at the Common Share Offer Price will cost the Company approximately $1.23 million). While the Company believed it entirely reasonable to comply with the request made of the Independent Committee to retain an investment banking firm to opine on the fairness of the Common Share Offer Price, any unaffiliated representative retained to negotiate on behalf of the unaffiliated shareholders would have had to factor its own fees in such negotiation. In light of the fact that the Company is by any measure a small business possessed of limited liquid resources, the Board is fully comfortable in stating that it believes the Common Share Offer Price to be fair to unaffiliated shareholders, a position concurred in by the Independent Committee in reliance upon Cole's Fairness Opinion.

         Similar reasoning pertains to the question of approval of the unaffiliated shareholders. The Company reiterates that it is under no obligation to seek the approval of its unaffiliated shareholders, nor to make them a tender offer. The Offer is being made as an expression of the Board's desire to treat such unaffiliated shareholders in the most equitable manner at its disposal, having unsuccessfully attempted other means to accomplish aims shared by all the Company's shareholders.

         Finally, the Company decided to proceed with the Offer in this manner, as opposed to its other option of merely "squeezing out" the minority shareholders without their right to tender their Common Shares, in order to give the unaffiliated shareholders the right to make their own decision as to whether to accept the Offer and tender their Common Shares and in order to pay the unaffiliated shareholders a premium to the current prevailing market price.

         In summary, the Board believes that by reviewing management's analysis of the factors considered in determining fairness as set forth in this section and the protections afforded to non-tendering shareholders by Ontario law, it has a reasonable basis for its determination that the Offer is procedurally fair to unaffiliated shareholders, despite the fact that the Company did not structure the Transaction so as to require the approval of the unaffiliated shareholders or retain a representative to negotiate on their behalf.

Approval of Security Holders

         The Transaction is not structured so as to require the approval of a majority of the unaffiliated shareholders. Approval of the resolution authorizing the Merger, which is a prerequisite of the Transaction, will not require the vote of any unaffiliated shareholder, whereas the Transaction itself necessitates no shareholder vote whatsoever.

         The Company is an Ontario company incorporated under the Ontario Act. The Merger will require the affirmative vote of sixty-six and two thirds percent (66 2/3%) of the outstanding Common Shares. Prior to the Offer, the Unger Group owned or controlled over seventy-two percent (72%) of the outstanding Common Shares and will tender no such Common Shares through the Offer. Consequently, unaffiliated shareholders may retain their Common Shares, and may cast them against the resolution whereby the Merger will be approved, but passage thereof will not be affected by the vote. Dissenting shareholders are granted rights of dissent and appraisal under the Ontario Act.

Unaffiliated Representative

         There have been no negotiations between the Company and any unaffiliated shareholders, whether retained by the Independent Committee or otherwise. However, the Board of Directors has, at the request of the Independent Committee, retained Cole to produce a Fairness Opinion.

Approval of Directors

         The Offer for the Common Shares has been unanimously approved by the Company's Board of Directors. The Company believes that the Offer is fair, but is not making a recommendation to its shareholders because it is an interested party, as are its affiliates. While the number of Common Shares tendered will be of little practical significance, and the Company could have accomplished its stated goals without making shareholders the Offer, the Company does not intend to exert direct influence over the decision to be made by the shareholders. The Board retained Cole, based upon the request of the Independent Committee, to determine whether the Common Share Offer Price is fair to the unaffiliated shareholders from a financial point of view, and is relying on Cole's opinion that it is. Holders of Common Shares should determine whether to accept the Offer based upon their own assessment of, among other factors, current market value as well as the trading volume of the Common Shares, liquidity needs and investment objectives. The Transaction has been approved by the Board.

         Reports, Opinions, Appraisals and Negotiations

Report, opinion or appraisal

         The Independent Committee has received a Fairness Opinion from Cole, corporate financial advisors or financial intermediaries, which Fairness Opinion is based on Cole's analysis as contained within the valuation included in the Fairness Opinion and concludes that the Common Share Offer Price is fair to unaffiliated shareholders from a financial point of view.

Preparer and summary of the report, opinion or appraisal

         The Company retained Cole to provide a Fairness Opinion with respect to the Offer. The Fairness Opinion is filed herewith as Exhibit (A)(2).

         Cole is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, sales and divestitures, strategic and financial partnerships and valuations for estate, corporate and other purposes.

         The method the Company used in its selection of Cole was a resolution adopted by the Company's Board after discussions with several investment banks. The Company felt that Cole had the requisite expertise to provide the Fairness Opinion. This determination was based primarily on the extensive experience of Cole. At the request of the Independent Committee, the Company subsequently retained Cole to provide the Fairness Opinion.

         There was no relationship, material or otherwise, between Cole and the Company prior to the Company's retention of Cole to provide the Fairness Opinion. Cole is to be paid a fee of $30,000 for its services, which fee is not contingent upon the success of the Offer or the number of Common Shares tendered.

         The Common Share Offer Price was proposed by the Board, subject to the conclusions of the Fairness Opinion performed by Cole. Upon receipt of the Fairness Opinion, which determined that the Common Share Offer Price was a fair price for the Common Shares from a financial perspective, and in view of the Company's business, financial condition, results of operations and future prospects, the Board confirmed the establishment of $1.15 in cash per Common Share as the Common Share Offer Price.

         In preparing the Fairness Opinion and the underlying valuation, Cole utilized the fair market value approach in arriving at its conclusion.

Fair Market Value

         Cole has adopted the Fair Market Value approach as the basis of value and for purposes of the Fairness Opinion. There are two generally accepted approaches to fair market value, being the going-concern approach and the liquidation approach. Cole does not believe that a liquidation approach is applicable in this case. Under the going-concern approach, various valuation techniques can be used such as capitalized cash flow, discounted cash flow, adjusted book value and comparable company and transaction analyses.

         Cole relied on the capitalized cash flow ("CCF") technique in valuing the Company's Common Shares. As a secondary technique Cole tested its conclusion with a discounted cash flow analysis.

         Cole did not rely upon public trading values to determine the fair market value of the Company because the public float of the Company's Common Shares is too small to be representative. In order to test its conclusion, however, Cole considered how the Company's trading price compares to its value conclusions.

Capitalized Cash Flows Technique

         The CCF technique involves estimating the Company's maintainable level of after-tax cash flows from operations and capitalizing this amount at a rate reflective of the investment in relation to other available investments.

         Maintainable Cash Flows

         After review of the Company's historical income statements for the fiscal years ended January 31, 1999 through January 2001, actual results for the six months ended July 31, 2001 and management's forecast for the 2002 fiscal year, Cole estimated maintainable earnings before interest, taxes, depreciation and amortization ("EBITDA") to be in the range of $1,150,000 to $1,650,000.

         Capitalization Rate

         Cole applied multiples of 8.5 to 10.5 times to the maintainable after-tax cash flows. These multiples were based upon the weighted average cost of capital ("WACC") for the Company. The WACC was chosen after determining, within a range of sensitivities, the appropriate cost of equity capital, after-tax cost of debt capital and capital structure of the Company (including the Company's high tangible asset backing).

         In determining the appropriate cost of equity capital, Cole utilized the "Build-Up" method to estimate the cost of equity with reference to the risk-free rate of return. The cost of debt was calculated based upon the Company's existing credit agreement.

Conclusion

         In arriving at its conclusion that the Offer Price is fair, Cole did not attribute any particular weight to the analyses or factors it considered, but rather made qualitative judgements as to the significance and relevancy of each piece of analysis and factor. Accordingly, Cole believes that its finding must be considered as a whole and that placing greater reliance on one portion of its analyses could result in a misleading or incomplete view of the process underlying its conclusion. See the Fairness Opinion filed as an exhibit(A)(2) to the Schedule TO-I/13E-3 for further information in relation thereto.

Availability of documents

         The Fairness Opinion was mailed to shareholders with the Offer to Purchase and is available for review at the Commission's Web site at www.sec.gov.


         Past Contacts, Transactions, Negotiations and Agreements

Past Contacts, Transactions, Negotiations and Agreements

Transactions

         See "SPECIAL FACTORS -- 8. Transactions and Arrangements Concerning the Common Shares."

Significant Corporate Events

         Management of the Company began considering, with the backdrop of a decline in the market price of the Common Shares, means to improve such price during discussions held during the spring of 1999, including the possibility of a privatization or a share buyback. Management initiated consideration of a repurchase program of the Common Shares early in 1999 and discussed the matter with the Board on February 9, 1999. At that meeting, the Board approved a resolution to implement a share repurchase program of up to 250,000 Common Shares on the open market.

         The Company had repurchased a total of 205,218 Common Shares for cancellation as of January 31, 2001. The Common Shares were purchased at the market price on the date of such purchase (see "SPECIAL FACTORS -- 8. Transactions and Arrangements Concerning the Common Shares").

         On October 10, 2000, the Board discussed the declining market price of the Common Shares, and the relative merit of various potential solutions in raising the market price of the Common Shares.

         Upon receipt of a delisting notice from Nasdaq on November 30, 2000, the Company requested a hearing before the Nasdaq Qualifications Hearing Panel to present the reasons why its Common Shares should continue to be listed on the Nasdaq SmallCap Market, notwithstanding that the Company had failed to comply with the minimum $1.00 stock bid price requirement. Notwithstanding the Company's attempts, Nasdaq determined in early December to delist the Common Shares.

         In the past two years, the Board discussed the following remedial actions:

1. Engagement of a public relations firm - The Company had previously retained public relations firms, the effect of which was to provide no more than minor, temporary increases in the market price of the Common Shares. Accordingly, the Board had little faith in the prospects of this option.

2. Acquisition of other companies - Between June 1998 and September 2001, the Company asked four consulting firms to find companies that could prove suitable candidates for acquisitions. However, the Board was not presented with compatible firms that could be acquired at reasonable prices. In addition, the continuing decline in the market price of the Common Shares had drastically curtailed the Company's ability to finance acquisitions with its Common Shares, eliminating from consideration the few attractive prospects found. The Company did in fact make one acquisition in July 1999 without the assistance of any consulting firms, purchasing all of the assets and Canadian trademark rights for A1(TM) steak sauce. However, the acquisition had no significant effect on the market price of the Common Shares. Additionally, the seller did not agree to accept any shares of the Company's common stock as consideration for the purchase.

3. Privatization - The Board discussed the possibility of privatization by the majority shareholders in light of the general trend of the retail environment, the lack of liquidity of the Common Shares, the bear market with respect to micro-cap issues in general and the declining market price of the Common Shares in particular, the latter of which severely hampered the Company's ability to utilize its securities to finance acquisitions, the strategy that appeared to the members of the Board to constitute the optimal means of restoring the market price of the Common Shares to its former level. The Unger Group advised that it had no intention of selling its majority interest in the Company, but was willing to consider the purchase of the publicly held Common Shares if that course of action were in the shareholders' best interests. The Board agreed that this strategy would at least have the advantage of procuring a viable exit strategy for the public shareholders, many of whom had purchased the Common Shares at higher valuations with expectations that appeared increasingly unlikely, given the projections for the market as a composite, to be met within the foreseeable future.

         The Board believed that it was premature to seriously consider privatization at February 1999, preferring an attempt to resuscitate the market price of the Common Shares through proceeding with a share repurchase program and relying on the Company's positive numbers to balance the prevailing negative influence exerted on not only the Common Shares but also many other micro-cap issues.

4. Share repurchase - The rationale for this approach was that an expression of the Board's confidence in the Company and its results of operations could prompt greater attention being paid to the Common Shares by the investment community, as well as stimulate renewed optimism therein. Since any Common Shares repurchased would be cancelled, the Board was also motivated by the beneficial effect that the repurchase would have on the ratio of earnings per share. The Board decided to pursue this option as it was determined to be the most feasible and most apt to achieve the desired result. On February 9, 1999, the Board passed a resolution confirming the authorization of the share repurchase.

         Over the next eighteen months, the Board viewed with dismay the negligible effect of the repurchase program on the market price of the Common Shares, and its trepidation was further aggravated when, in May 2000, the market price sank below $1.00 per share, triggering the running period of the Nasdaq's Marketplace Rules. The fact that continued listing on the Nasdaq SmallCap Market had become jeopardized compelled management to resume discussions of the Company's options.

         In early 1999, the Company learned that its lead market maker and investment banker, Klein Maus and Shire was no longer in operation. Although the Company continued seeking new market makers, it was unsuccessful in doing so. Subsequently, during the first six months of the following year 2000, its other primary market maker, Sharpe Capital also went out of business, in effect leaving the Company with no principal market maker to support the stock. As it became increasingly likely that the Company would not be able to obtain new market makers, the outlook for maintaining the listing of the Common Shares appeared futile.

         In a conversation held by the Board's Audit committee on April 17, 2001, it was determined that no viable acquisition opportunities had surfaced and that the relentless deterioration of the market price of the Common Shares was making it steadily more difficult to use acquisition strategies as a means of countering the market's attenuated support. Management was at a loss to explain why the Company's positive results did not translate into greater willingness to purchase and hold the Common Shares. The Audit committee discussed the widespread decline in the micro-cap market, and deliberated on how much of the Common Shares' depreciation was merely emblematic thereof and how much was due to the Company's individual situation, issues it raised with the Board later that day. During this meeting the Board considered the strategy of privatization by the majority shareholders, conceding that it was becoming an alternative that appeared increasingly unavoidable. However, no motion was made that a going-private transaction be undertaken, since the Board believed that a resurgence in the market price was still a possibility.

         Conversely, the Board decided to make another attempt at revitalizing the market price of the Common Shares through another repurchase, in the anticipation that such an action would demonstrate the Board's continued confidence, remaining hopeful that the Company would be able to report some major positive news which would have a significant, sustainable impact on the market price.

         Nonetheless, the depreciation continued despite the repurchase of a further 10,000 Common Shares on June 20, 2001 and an additional 10,000 Common Shares on July 2, 2001. The Common Shares were once again purchased at market price on the date of such purchase. These transactions did not have a positive, sustained impact on market price or trade volume activity. Accordingly, management again considered the issue of taking the Company private.

         In light not only of the failure of the repurchase program to achieve the desired results but also of the previous ineffective efforts to raise the market price of the Common Shares, the Board on July 17, 2001 found it necessary to review the Company's situation and options. The discussion was wide-ranging, and encompassed all the events that had taken place since the Company's initial public offering, most notably (i) the Company's inability to make acquisitions,
(ii) being delisted from the Nasdaq Stock Market in December 2000 and (iii) the ineffectiveness of the repurchase program. In addition, the members of the Board examined the cumulative effect to date as well as the probable outlook for the Company.

         The totality of the foregoing events and conditions contributed to the pessimism in not only the Company's ability to announce very positive news but also sowed doubt as to the effect on the market price of the Common Shares any such development, however unlikely, would have. Based upon the experience of the previous three quarters, the Board anticipated that the market price would continue to decline.

         During the July 17, 2001 Board meeting, management proposed to present a privatization option to be made by the majority, to be preceded by a tender offer, as the best option available for all shareholders as well as the Company's business. The tender offer would afford the shareholders an exit strategy in an illiquid market and would provide the shareholders a premium over the persistently declining market price of the Common Shares. The Company would also be able to operate in a lower-cost environment and would more easily be able to adapt its business strategy in the depressed and increasingly volatile retail environment, which strategy would include maintaining a lower profile. The Board agreed that the time had come to give privatization serious consideration, and asked management to investigate both the process and resources required to complete this transaction, and report back to the Board within the near future.

         The Board also made a motion to form an Independent Committee, which was passed by the Board at the July 17, 2001 meeting. This sub-committee would include the Board's independent Directors, Taketo Murata and John Rothschild, whose mandate would be to request and review the Fairness Opinion. The Independent Directors requested that the Board seek a fairness opinion from an independent business valuation firm.

         In the period between July 17, 2001 and July 31, 2001, the Board repeatedly discussed the variables to consider in determining the price to be offered to the shareholders in light of the issues delineated throughout this Offer to Purchase, with particular reference to the issues delineated in "SPECIAL FACTORS - 2. Purpose and Fairness of the Offer," including but not limited to the present market price of the Common Shares and the value of the Company on a going forward-basis. During this period, management interviewed several investment banking and valuation firms in Canada and the USA, obtaining three separate proposals to complete both a fairness opinion and formal valuation. A proposal to engage the Canadian firm Cole & Partners Limited was presented to the Board during the first week in August 2001, and the resolution was approved to proceed with the Offer and the Transaction August 4, 2001.

            The Board proposed to offer the shareholders $1.15 per share (the "Common Share Offer Price") net to the seller in cash, a figure it deemed fair. The Independent Committee agreed that the proposed Common Share Offer Price seemed fair and reasonable under the circumstances, but requested that the Board await the receipt of Cole's Fairness Opinion prior to making a final determination.

         On October 9, 2001, the Board received the Fairness Opinion from Cole, stating that the Common Share Offer Price was fair to unaffiliated shareholders from a financial perspective. The Offer to Purchase was filed with the Commission shortly thereafter.

         On October 9, 2001, the Board passed a resolution confirming the acceptance of Cole's Fairness Opinion and authorizing the Company to make the tender offer prior to engaging in the Merger and the subsequent Transaction.


3. Interests of Certain Persons in the Offer

         Arnold Unger, the Company's Chief Executive Officer and Renee Unger, the Company's President, along with the Unger Family Trust, collectively own approximately 72.6% of the Common Shares of the Company. The Unger Group intends to form Intercorp Acquisition Corp., an entity that the Unger Group anticipates being able to control. To the extent that holders of Common Shares accept the Offer, the Unger Group's beneficial ownership percentage in the Company will increase proportionately. Accordingly, the members of the Unger Group stand to benefit substantially from the Transaction.

         Additionally, in February 2001, the Company lowered the exercise price of 326,000 of its outstanding options ("Options"), which were granted pursuant to the Company's stock option plan, to an exercise price of $0.42 per share. It is expected that all of the Options will be exercised upon the filing of this Offer to purchase. It is the Company's intention at that point to pay the difference in cash to the holders of the Options, immediately following completion of the Offer which would amount to an aggregate of $237,980. Substantially all of the Options are held by the Unger Group and members of management.

         The address for Arnold Unger and Renee Unger is care of the Company at 1880 Ormont Drive, Toronto, Canada M9L 2V4.

4. Material United States Federal Income Tax Consequences

         This summary of federal income tax consequences is not intended to be a complete discussion of all possible federal income tax consequences that shareholders may have by selling their Common Shares in the Offer to Purchase. It is not intended as a substitute for careful tax planning. The applicability of federal income tax laws to shareholders owning Common Shares will vary from one shareholder to another, depending upon each shareholder's tax situation.

Accordingly, shareholders are advised to consult with their own attorneys, accountants and other tax advisors as to the effect on their own tax situation of selling their Common Shares.

          The following discussion of the federal income tax consequences does not purport to discuss all aspects of federal, state and local tax laws which may affect shareholders. Instead, it focuses on the federal income tax consequences of a typical shareholder. This discussion of federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and upon regulations, revenue rulings, court decisions and administrative authorities governing the Code, as of the date of this Offer to Purchase, and related documents and factual representations made by the Company. Many of the provisions of the Code which are discussed in this summary were added or amended by one or more of the tax acts passed by Congress from 1987 to the present, including 1999 legislation. Legislation proposed in 2000, but not signed into law or enacted, is not considered in this discussion. In many instances, the Internal Revenue Service ("IRS") has not issued regulations or rulings setting forth its interpretation of provisions discussed in this summary, or the courts have not yet ruled on relevant issues. Where neither the IRS nor the courts have provided any guidance as to their position on an issue, this summary contains an interpretation of legal counsel to the Company of such provisions, which merely represents the judgment of such legal counsel and is not binding upon the IRS or the courts. The following discussion presumes the accuracy of facts and assumptions, and continued applicability of legislative, administrative and judicial authorities, all of which authorities are subject to change, possibly retroactively. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below, and any such change could be retroactively applied in a manner that could adversely affect the tax consequences to shareholders of disposing of the Common Shares.

         Furthermore, in an effort to provide guidance to taxpayers as expeditiously as possible, the IRS in many cases adopts its proposed regulations in temporary form or issues announcements or notices of its position. Temporary regulations, announcements and notices may differ significantly from, or be contrary to, the interpretation ultimately adopted by the IRS or the courts. Where the IRS has not released any guidance as to its position, the interpretations in this Offer to Purchase may be based almost entirely upon Tax Counsel's interpretation of the Code provisions. There can be no assurance that Tax Counsel's interpretation will prove to be correct in light of future IRS or judicial decisions. Shareholders are urged, therefore, to seek independent advice in evaluating the merits of this discussion, and specifically, evaluating those provisions of the Code which may have a material affect on the disposition of Common Shares.

          The discussion below is directed to shareholders who own Common Shares in the Company and who are United States persons (as determined for federal income tax purposes). Except as specifically noted, the discussion does not address all of the federal income tax consequences that may be relevant to shareholders in light of each individual shareholder's particular circumstances. In particular, if a shareholder holds Common Shares in the name of a partnership, corporation, trust or estate, or if shareholders are subject to special rules, such as certain financial institutions, tax exempt entities, foreign corporations, non-resident alien individuals, regulated investment companies, insurance companies, dealers in securities or traders in securities who elect to mark-to-market, or if shareholders own Common Shares of the Company as part of a "straddle," "synthetic security," "hedge," "conversion transaction" or other integrated investment, then such shareholders should seek independent advice in evaluating the merits of this discussion and, specifically, in evaluating the provisions of the Code which may have a material effect upon a decision to dispose of Common Shares in the Company. Furthermore, the discussion deals only with Common Shares held as "capital assets" within the meaning of
Section 1221 of the Code.

Sale or Exchange Treatment for Shareholders

         Assuming that the Company purchases all of the Common Shares that shareholders own in the Company so that their interest in the Company is completely terminated, then each individual shareholder will, upon the sale of the Common Shares, recognize a gain or loss for federal income tax purposes in an amount equal to the difference between the amount realized and their adjusted tax basis in the Common Shares so purchased. Such gain or loss will be long-term capital gain or loss if the Common Shares were held for more than one year. Shareholders are required to hold their Common Shares for more than one year in order for the investment to qualify as a long-term capital gain, which is subject to an effective maximum federal income tax rate of 20%. If shareholders sell their Common Shares after having held them more than five years, such shareholders may qualify for a lower maximum federal income tax rate on the long-term capital gain. If shareholders sell their Common Shares at a profit within 12 months of purchasing them, any gain would be taxed at ordinary income tax rates. Any loss upon the sale of their Common Shares will generally be a capital loss. Net capital losses may offset no more than $3,000 of ordinary income in the case of individuals and may only offset capital gain in the case of a corporation. If the shareholder is an individual, unused portions of such capital loss can be carried over to be used in later tax years until such net capital loss is exhausted. If the Common Shares are held in the name of a corporation, an unused capital loss may be carried back three years from the loss year and carried forward five years from the loss year to offset capital gains.

The Company May be Required to Withhold U.S. Taxes from Payments Otherwise Made to Shareholders

         Under certain circumstances, the Company is required to engage in backup withholding. Under Code ss. 3406, the Company may be required to withhold 31% of the distributions (known as "backup withholding") that would otherwise be made to shareholders. These rules apply to shareholders who fail to furnish information to the Company or if the Company receives a notice that a shareholder has failed to include interest or dividend payments on returns that were to have been filed with the IRS. Any tax that is withheld can be claimed as a credit on a shareholder's federal income tax return. Shareholders should consult with their own tax advisor as to the impact of the backup withholding rules upon such shareholder's situation. These rules may apply whether the payments are treated as capital gain transactions or as dividend distributions under the discussion immediately above.

Conclusion Regarding Tax Treatment of the Company and Shareholders

         This synopsis of the federal income tax consequences is not intended to be a complete summary of the tax consequences to shareholders of accepting the Offer to Purchase, nor is it intended as a substitute for careful tax planning. The applicability of the tax laws to shareholders will vary from one shareholder to another, depending upon each such shareholder's individual tax situation. Accordingly, shareholders are advised to consult with one of their own attorneys, accountants and other personal tax advisors as to the effect on their tax situation of the proposed purchase of the Common Shares.

         Shareholders should also be aware that any sale of the Common Shares will likely have income tax consequences to them under state income tax laws, depending upon the state in which they are domiciled. Shareholders should consult their tax advisor about the income tax impact upon them of any state income taxation of the offered Common Shares if they believe they may be subject to state income taxation.

         The federal income tax discussion set forth above is included for general information only. Shareholders are urged to consult their tax advisor with respect to the specific tax consequences to them of the Offer, including federal, state, local and foreign tax consequences.


5.  Material Canadian Federal Income Tax Consequences

          The following summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Accordingly, shareholders should consult their own tax advisers with respect to their particular circumstances.

          The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") generally applicable to shareholders who dispose of their Common Shares pursuant to the Offer or pursuant to the Transaction. This summary is based upon the current provisions of the Tax Act and the regulations under the Tax Act, all specific proposals to amend the Tax Act and regulations publicly announced by the Department of Finance prior to the date of this Offer to Purchase and the current administrative practices of the Canada Customs and Revenue Agency (the "CCRA"). This summary does not otherwise take into account or anticipate changes in the law, whether by way of judicial decision or legislative action, nor does it take into account tax legislation of countries other than Canada or any relevant provincial tax legislation.

        The summary is generally applicable to a shareholder who, for purposes of the Tax Act, holds the Common Shares as capital property, deals at arm's length with the Company, and is not affiliated with the Company. Special rules, which are not addressed in this summary, may apply to a shareholder that is a "financial institution" for the purposes of the mark-to-market rules in the Tax Act.

       The income tax consequences of disposing of shares by shareholders who exercise their statutory right of dissent and appraisal in the context of the Transaction may vary from that described below, depending upon the amount awarded to them as a fair price of their shares. Shareholders should consult their own tax advisers as to the income tax consequences of exercising their statutory right of dissent and appraisal.

                 Shareholders Resident in Canada.

                   This portion of the summary is generally applicable to shareholders who are resident in Canada for purposes of the Tax Act (each a "Canadian Holder").

                A Canadian Holder whose Common Shares are purchased pursuant to the Offer will realize a capital gain (or capital loss) to the extent that the amount received for the Canadian Holder's Common Shares, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Common Shares to the Holder.

                As described above under "SPECIAL FACTORS - 2 Purpose of the Offer - The Merger and Effects on the Unaffiliated Shareholders", the Transaction may be implemented by means of an amalgamation of the Company with another corporation, pursuant to which shareholders who have not tendered their Common Shares would receive, in exchange for their Common Shares, Preferred Shares of the amalgamated corporation ("Newco") which would then be immediately redeemed for cash. A Canadian Holder would not realize a capital gain or capital loss as a result of the amalgamation, and the Canadian Holder's cost of the Preferred Shares received on the amalgamation would be equal to the aggregate adjusted cost base to the Canadian Holder of the Common Shares immediately before the amalgamation. Upon the redemption of the Preferred Shares, the shareholder will realize a capital gain (or a capital loss) to the extent that the amount paid for the shareholder's Preferred Shares, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Preferred Shares to the shareholder.

              A Canadian Holder will be required to include in income one-half of the amount of any resulting capital gain (a "taxable capital gain") and will generally be entitled to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized by the Canadian Holder in the year of disposition. Allowable capital losses not deducted in the year of disposition may be carried back and deducted in any of the three preceding taxation years, or carried forward and deducted in any subsequent taxation year, against net taxable capital gains realized in such year, to the extent and under the circumstances specified in the Tax Act.

                 A Canadian Holder that is a "Canadian-controlled private corporation" as defined in the Tax Act may be liable to pay an additional refundable tax of 6 2/3% on its aggregate investment income for the year, which will include taxable capital gains.

                  Capital gains realized by individuals and certain trusts may give rise to alternative minimum tax.

                 Shareholders Not Resident in Canada.

                 This portion of the summary is applicable to shareholders who, for purposes of the Tax Act, are neither resident nor deemed to be resident in Canada and do not use or hold and are not deemed to use or hold their Common Shares in or in the course of carrying on a business in Canada, and in respect of whom Common Shares are not "designated insurance property" (each a "Non Resident Holder").

                  The Common Shares are, and any Preferred Shares will be, "taxable Canadian property" to a Non-Resident Holder. As a result, on the disposition of the Common Shares under the Offer or on the redemption of the Preferred Shares pursuant to the Transaction, a Non-Resident Holder will realize a capital gain or a capital loss generally computed and taxed under the Tax Act in the manner described above under the heading "Shareholders Resident in Canada". However, such a capital gain may be exempt from tax under the Tax Act under the terms of an income tax treaty or convention between Canada and the jurisdiction in which the Non-Resident Holder resides. In particular, Non-Resident

Holders who are resident in the United States for the purposes of the Canada-United States Tax Convention (1980) and who have not been resident in Canada at any time in the preceding ten (10) years may be exempted from Canadian tax on any capital gain arising on the disposition of the Common Shares or Preferred Shares.

               The notification and withholding provisions of section 116 of the Tax Act will apply to all Non-Resident Holders, regardless of whether they are exempt from Canadian tax on capital gains pursuant to the provisions of a tax treaty, or whether they realize a capital loss on the disposition of the Common Shares or the Preferred Shares. Specifically, each Non-Resident Holder must notify the CCRA of his or her intention to dispose of the Common Shares prior to such disposition, or of his or her disposition of the Common Shares of Preferred Shares within ten (10) days of such disposition. The CCRA will issue a certificate in respect of such disposition or proposed disposition provided the Non-Resident Holder has complied with the requirements imposed by the Tax Act and the CCRA. Unless the Company is in receipt of a copy of such certificate on or prior to the date fixed for payment of the Common Share Offer Price or the redemption price of the Preferred Shares, as the case may be, it will withhold 25% of the payment otherwise due to the Non-Resident Holder. If the Company has not received such certificate within thirty (30) days of the end of the month in which the Common Shares are purchased or the Preferred Shares are redeemed, as the case may be, it will remit such withheld amount to the Receiver General as tax on behalf of the Non- Resident Holder. Non-Resident Holders on behalf of whom an amount is remitted may claim a refund of all or a portion of such amount by filing a Canadian income tax return for the taxation year in which the disposition occurred.

                 Enclosed with this Offer to Purchase as Exhibit (A)(8) is a copy of CCRA Form T2062, the form required to be filed by non-residents disposing of taxable Canadian property, together with instructions on how to complete and file the form. Non-Resident Holders have the sole responsibility for completing and filing this form, and obtaining the required certificate. Non-Resident Holders intending to tender their Common Shares pursuant to the Offer are advised to complete and file this form as soon as possible to increase their chances of obtaining the certificate before the time at which the Company is required to pay the withheld amount to the Receiver General. Failure to obtain a certificate within the permitted time period will result in 25% of the payment otherwise due to the Non- Resident Holder being remitted to the Receiver General for Canada as tax on his or her behalf.

6. Financing of the Offer

         The total amount of funds required by the Company to purchase all the outstanding Common Shares, other than those owned by the Unger Group, is expected to be approximately $1.23 million. The Company will provide the funds needed from cash, cash equivalents and other marketable securities. The Company currently has $1.9 million in cash, cash-equivalents and marketable securities.

7. Beneficial Ownership of the Common Shares

         The following table sets forth certain information regarding beneficial ownership of the Common Shares as of October 31, 2001 by (a) each shareholder who is known by the Company to beneficially own, directly or indirectly, more than 5% of the Common Shares, (b) each executive officer of the Company, (c) each director of the Company and (d) all directors and executive officers of the Company as a group. As of October 31, 2001, there were 3,902,282 Common Shares outstanding, of which the Unger Group owns 2,835,000.

Name and Address of                      Number of Shares
Beneficial Owner(1)                     Beneficially Owned  Percentage of Class

Arnold Unger(2)(8)..................          1,812,748            45.7%
Renee Unger(3)(8)...................          1,857,252            46.8%
Fred Burke(4).......................             54,500             1.4%
Lori Gutmann(5)(7)..................             32,000             *
Alysse Unger(5)(7)..................             32,000             *
Karen Unger(6) (7)..................              4,000             *
The Unger Family Trust(8)...........            710,000            18.2%
John Rothschild(9)..................             14,000             *
Taketo Murata(10)...................             14,000             *

All Officers and Directors as
 a group (8 persons) (2)-(10)......           3,110,500           74.5%

-------------------
*   Less than 1%

(1) Unless otherwise indicated, the address is c/o Intercorp Excelle Inc., 1880 Ormont Drive, Toronto, Ontario, Canada M9L 2V4.

(2) Includes 62,500 shares of Common Stock issuable upon exercise of stock options granted under the 1997 Stock Option Plan, and 213,235 shares of Common Stock owned by 1239414 Ontario Inc. of which Arnold Unger is the sole shareholder.

(3) Includes 62,500 shares of Common Stock issuable upon exercise of stock options granted under the 1997 Stock Option Plan, and 85,294 shares of Common Stock owned by 1239415 Ontario Inc. of which Renee Unger is the sole shareholder.

(4) Includes 54,500 shares of Common Stock issuable upon exercise of stock options granted under the 1997 Stock Option Plan.

(5) Includes 32,000 shares of Common Stock issuable upon exercise of stock options granted under the 1997 Stock Option Plan.

(6) Includes 4,000 shares of Common Stock issuable upon exercise of stock options granted under the 1997 Stock Option Plan.

(7) The Unger Family Trust owns 710,000 shares of Common Stock held in trust for the benefit of Lori Gutmann, Alysse Unger and Karen Unger. Arnold Unger and Renee Unger are trustees of The Unger Family Trust. Under the terms of the trust instrument, the trustees have the power to vote the shares.

(8) Includes 710,000 shares held by The Unger Family Trust. Arnold Unger and Renee Unger are trustees of The Unger Family Trust, which owns 710,000 shares of Common Stock held in trust for the benefit of Lori Gutmann, Alysse Unger and Karen Unger. Under the terms of the trust instrument, the trustees have the power to vote the shares. Of the 710,000 shares owned by the trust, 529,250 shares of Common Stock are owned by 1239416 Ontario Inc. of which The Unger Family Trust is the sole shareholder.

(9) Includes 14,000 shares of Common Stock issuable upon exercise of stock options granted under the 1997 Stock Option Plan.

(10) Includes 14,000 shares of Common Stock issuable upon exercise of stock options granted under the 1997 Stock Option Plan.


8. Transactions and Arrangements Concerning the Common Shares

         To the Company's knowledge, no transaction in the Common Shares has been effected during the past two (2) years by the Company or its executive officers, directors, affiliates or subsidiaries, or by any executive officers, directors or affiliates of its subsidiaries other than the 17,897 Common Shares repurchased by the Company for cancellation during the fiscal quarter ended January 31, 2000, 14,540 Common Shares repurchased by the Company for cancellation during the fiscal quarter ended July 31, 2000, 30,380 Common Shares repurchased by the Company for cancellation during the fiscal quarter ended October 31, 2000, 3,500 Common Shares repurchased by the Company for cancellation during the fiscal quarter ended January 31, 2001, 7,500 Common Shares repurchased by the Company for cancellation during the fiscal quarter ended April 30, 2001, and 20,000 Common Shares repurchased by the Company for cancellation during the fiscal quarter ended July 31, 2001 under the repurchase program. Each transaction was recorded as a reduction of capital stock and all purchases were made at the then prevailing market prices.

9. Certain Effects of the Transaction

Reduced liquidity of the Common Shares

         Trading in the Common Shares has been very limited. See "SPECIAL FACTORS --2. Purpose and Fairness of the Offer." There can be no assurance that any trading market will exist for the Common Shares following consummation of the Offer. The extent of the public market for the Common Shares following a consummation of the Offer will depend on the number of holders that remain at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, and other factors. An issue of securities with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for Common Shares that are not tendered in the Offer may be adversely affected to the extent that the amount of Common Shares purchased pursuant to the Offer reduces the float. The reduced float also may have the effect of causing the trading prices of the Common Shares that are not tendered or purchased to be more volatile. It must be considered highly unlikely that there will be a public market after the consummation of the Offer.

         In addition it is the express intention of the Unger Group that there not be a public market for the Common Shares at all. Any Common Shares acquired by the Company in the Offer will be cancelled. Shareholders who remain shareholders of the Company after the Offer has expired will have their Common Shares converted, through the Merger, into redeemable preferred shares of NewCo, which will then be immediately redeemed or purchased for cancellation with no consent required on the part of such preferred shareholders as a measure necessary to the completion of the Transaction.

Exchange Act Registration

         The Common Shares are currently registered under the Exchange Act. Registration of the Common Shares under the Exchange Act may, given the conditions applicable to the Company, be terminated upon application of the Company to the Commission if the Common Shares are no longer held by no less than 300 holders of record. If the Exchange Act registration for the Common Shares is terminated as a result of the Offer, the amount of information publicly available to the remaining shareholders of the Company would be significantly reduced, which could adversely affect the trading market and market value for the remaining Common Shares.

         However, the Company intends to engage in the Merger followed immediately thereafter by the Transaction, which will result in the cancellation of all outstanding Common Shares. The termination of the registration of the Common Shares under the Exchange Act will occur by virtue of their extinction.

The Merger

         The reason the Offer for the Common Shares is being tendered is that the Unger Group intends that the Company go private, which will be accomplished through the Merger followed by the Transaction. Unless every shareholder of the Common Shares accepts the Offer, the Unger Group intends to achieve its aims through merging the Company with Acquisition Corp. The Unger Group controls more than 662/3% of the issued and outstanding Common Shares, which is the percentage required under the Ontario Act to bring its plans to fruition. Any Common Shares tendered through the Offer described herein will increase the Unger Group's percentage ownership in the Company through the concomitant reduction in the number of Common Shares outstanding. The separate corporate existence of the Company will cease, and the Company and Acquisition Corp. will become one merged corporation, referred to herein as NewCo. Holders of Common Shares who do not accept the Company's Offer will have their currently issued and outstanding Common Shares converted into shares of redeemable, non-voting preferred stock of NewCo. Consequently, the current shareholders of the Common Shares who do not accept the Company's Offer will possess shares in a private company that will immediately be redeemed with no consent required on the part of the shareholders, either on the conversion or the redemption. The shareholders will be granted rights of dissent and appraisal under the Ontario Act, but it is impossible to predict what the court of competent jurisdiction would determine the fair market value of the Common Shares to be.

         Management of the Company has regretfully concluded that the market price of the Common Shares is unlikely to rise to a satisfactory level in the future. Having drawn that conclusion, and seeing no advantage in remaining public, the Company could at far lesser expense have proceeded directly to the Merger described herein. However, the

Company's management does not believe that such a course of action would have been in the best interests of the Company's shareholders, in contrast to the Offer made to shareholders hereby. The terms of the Offer to Purchase represent, in the belief of the Company's management, the best means currently available in providing value to its shareholders.

                                    THE OFFER

1. Terms of the Offer

         Upon the terms and subject to the conditions of the Offer, the Company will purchase all Common Shares at a purchase price of $1.15 per share, in cash, without interest and subject to any required withholdings, that are validly tendered and not withdrawn prior to the expiration of the Offer. There are no accrued dividends on the Common Shares. If at the Expiration Date, all of the Common Shares have not been tendered, the Company may extend the Expiration Date for an additional period or periods of time by making public announcement and giving oral or written notice of the extension to the Depositary. During any such extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the shareholder's right to withdraw the Common Shares. See "THE OFFER--4. Withdrawal Rights."

         Subject to the applicable regulations of the Commission, the Company also reserves the right, in its sole discretion, at any time or from time to time, to: (a) terminate the Offer (whether or not any Common Shares have been purchased) if any condition referred to in "THE OFFER--8. Conditions to the Offer" has not been satisfied or upon the occurrence of any event specified in "THE OFFER--8. Conditions to the Offer"; and (b) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of the termination, waiver or amendment to the Depositary and, other than in the case of any waiver, by making a public announcement thereof. The Company acknowledges (a) that Rule 14e-l(c) under the Securities Act requires it to pay the consideration offered or return the Common Shares tendered promptly after the termination or withdrawal of the Offer and (b) that the Company may not delay purchase of, or payment for, any Common Shares upon the occurrence of any event specified in "THE OFFER--8. Conditions to the Offer" without extending the period of time during which the Offer is open.

         The rights the Company reserves in the preceding paragraph supplement but do in no form replace its rights described in "THE OFFER--8. Conditions to the Offer". Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, subject to applicable law (including Rules 13e-4(e), 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Common Shares), the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

         If the Company makes a material change in the terms of the Offer, or if the Company waives a material condition to the Offer, the Company will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-3(e), 13e-4(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, the Company decreases the number of Common Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, the Company will extend the Offer at least until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a

Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

         Consummation of the Offer is conditioned upon satisfaction of the conditions set forth in "THE OFFER--8. Conditions to the Offer". The Company reserves the right (but is not obligated), in accordance with applicable rules and regulations of the Commission, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, the Company may elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Common Shares until the expiration of the Offer, as extended, subject to the terms of the Offer; or (b) terminate the Offer and not accept for payment any Common Shares and return all tendered Common Shares to tendering shareholders. In the event that the Company waives any condition set forth in "THE OFFER--8. Conditions to the Offer", the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the shareholders, require that the Offer remain open for an additional period of time and/or that the Company disseminates information concerning such waiver.

         This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Common Shares.

2. Acceptance for Payment and Payment

         Upon the terms and subject to the conditions of the Offer (including, if the Company extends or amends the Offer, the terms and conditions of the Offer as so extended or amended), the Company will purchase, by accepting for payment, and will pay for, all Common Shares validly tendered and not properly withdrawn (as permitted under "THE OFFER--4. Withdrawal Rights") promptly after the Expiration Date if all of the conditions to the Offer set forth in "THE OFFER--8. Conditions to the Offer" have been satisfied or waived on or prior to the Expiration Date.

         In all cases, the Company will pay for the Common Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Common Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Common Shares into the Depositary's account at Continental (referred to herein, where appropriate, as the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares";
(b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires, including a copy of a certificate issued to that shareholder by the Canadian revenue authorities (applicable to U.S. residents only). Accordingly, payment may be made to tendering shareholders at different times. See "THE OFFER--3. Procedures for Accepting the Offer and Tendering Common Shares" for a description of the procedure for tendering Common Shares pursuant to this Offer.

         The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce that agreement against the participant.

         For purposes of the Offer, the Company will be deemed to have accepted for payment, and purchased, Common Shares validly tendered and not withdrawn if, as and when the Company gives oral or written notice to the Depositary of acceptance of the Common Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Common Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to validly tendering shareholders.

         Under no circumstances will the Company pay interest on the Common Share Offer Price for the Common Shares, regardless of any extension of the Offer or any delay in making such payment.

         If the Company does not purchase any tendered Common Shares pursuant to the Offer for any reason, or if shareholders submit Share Certificates representing more Common Shares than they wish to tender, the Company will return Share Certificates representing unpurchased or untendered Common Shares, without expense to the shareholder (or, in the case of Common Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares", the Common Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

         If, prior to the Expiration Date, the Company increases the price offered to holders of Common Shares in the Offer, the Company will pay the increased price to all holders of Common Shares that it purchases in the Offer, whether or not the Common Shares were tendered before the increase in price.

3. Procedures for Accepting the Offer and Tendering the Common Shares

         To tender Common Shares pursuant to this Offer, shareholders must deliver before the Expiration Date to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (1) either (a) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (and any other documents required by the Letter of Transmittal); or (b) an Agent's Message in connection with a book-entry delivery of Common Shares and (2) either (a) the Share Certificates for the tendered Common Shares must be received by the Depositary at one of such addresses; (b) the Common Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary; or (c) shareholders must comply with the guaranteed delivery procedures described below.

         The method of delivery of Common Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the shareholder's option and sole risk, and delivery will be considered made only when the Depositary actually receives the Common Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, shareholders should allow sufficient time to ensure timely delivery.

Book-Entry Transfer

         The Depositary will make a request to establish an account with respect to the Common Shares at the Book- Entry Transfer Facility for the purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer the Common Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Common Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or shareholders must comply with the guaranteed delivery procedure set forth below. Delivery of documents to the Book-Entry Transfer facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

 Signature Guarantees

         A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on the Letter of Transmittal, unless the Common Shares tendered are tendered (a) by a registered holder of Common Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal; or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

         If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Common Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal. If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

Guaranteed Delivery

         If shareholders want to tender Common Shares in the Offer but do not have Share Certificates immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, such Common Shares may nevertheless be tendered if shareholders comply with all of the following guaranteed delivery procedures:

         (a) the tender is made by or through an Eligible Institution;

         (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by the Company, on or before the Expiration Date; and

         (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Common Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three (3) trading days after the date of execution of the Notice of Guaranteed Delivery.

         Shareholders may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         Notwithstanding any other provision of the Offer, the Company will pay for Common Shares only after the conditions to the Offer have been met and only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Common Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Common Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

Withholding Requirement on account of Canadian Income Tax

               All shareholders who are not resident in Canada for the purposes of the Income Tax Act (Canada) must notify the Canadian revenue authorities of their disposition or proposed disposition of the Common Shares. Unless the Company has received from a non-resident shareholder a copy of a certificate issued to that shareholder by the Canadian revenue authorities in respect of the disposition on or prior to the date fixed for payment of the Common Share Offer Price, the Company will withhold 25% of the payment. If the Company has not received that certificate within 30 days of the end of the month in which the Common Shares are purchased, it will remit the withheld amount to the Receiver General of Canada, as tax on behalf of the non-resident shareholder. Non-resident shareholders may claim any refund of all or a portion of an amount remitted on their behalf to which they are entitled by filing a Canadian income tax return. See "SPECIAL FACTORS - 4. Material Canadian Federal Income Tax Consequences".

United States Backup Federal Income Tax Withholding

         Under the backup federal income tax withholding laws applicable to certain U.S.-resident shareholders (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those shareholders pursuant to the Offer. To prevent backup federal income tax withholding, shareholders must provide the Depositary with their correct taxpayer identification number and certify that they are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

Determination of Validity

         All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares will be determined by the Company, in its sole discretion, which determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Common Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

         The Company's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by the Company. None of the Company nor any of its affiliates or assigns, the Depositary or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Binding Agreement

         The Company's acceptance for payment of Common Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the Company and each individual shareholder upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights

         Except as described in this Section 4, tenders of Common Shares made in the Offer are irrevocable. Shareholders may withdraw Common Shares that they have previously tendered in the Offer at any time on or before the Expiration Date.

          In order for the withdrawal to be effective, shareholders must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the shareholder's name, the number of Common Shares that such shareholder wants to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Common Shares as shown on the Share Certificate, if different from such shareholder's name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, shareholders must submit the serial numbers shown on the particular certificates evidencing the Common Shares to be withdrawn and an Eligible Institution, as defined in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares," must guarantee the signature on the notice of withdrawal, except in the case of Common Shares tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer set forth in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Common Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Shareholders may not rescind a withdrawal of Common Shares. Any Common Shares that shareholders withdraw will be considered not validly tendered for purposes of the Offer, but shareholders may tender their Common Shares again at any time before the Expiration Date by following any of the procedures described in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares."

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. Neither the Company, any of its respective affiliates or assigns, the Depositary or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Price Range of the Common Shares; Dividends

         The Company's Common Shares are traded in the OTC Bulletin Board under the symbol "RENE." The following table sets forth for the periods indicated the range of the high and low bid quotations for the Company's Common Shares as quoted on the OTC Bulletin Board. The reported bid quotations reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

The Company's common stock is currently traded on the OTC Bulletin board market under the symbol "RENE". The following table sets forth the high and low bid prices of the Company's common stock during each quarter for the last two fiscal years through the first three quarters of fiscal year 2002:


         FISCAL 2000                HIGH             LOW


         First quarter             $ 3 1/8            $    5/8
         Second quarter              1 13/16               7/8
         Third quarter               1 13/16               3/8
         Fourth quarter              1 5/16             1 11/16

         FISCAL 2001

         First quarter             $ 2 1/4           $  1.00
         Second quarter              1 1/4                3/4
         Third quarter               1 5/32              23/32
         Fourth quarter              1 1/16               1/2



         FISCAL 2002

         First                       13/16               7/16
         Second                      0.80                0.39
         Third                       0.75                0.38

         The closing bid price for the Common Shares on October 31, 2001 was $0.40 per share. See, e.g., http://quotes.nasdaq.com.
                            ------------------------


         Although the Company expects any untendered Common Shares to continue to be traded after the consummation of the Offer, to the extent that the Common Shares are traded, the prices of Common Shares may fluctuate depending on the trading volume and the balance between buy and sell orders. The Company believes that the trading market for the Common Shares that remain outstanding after the Offer will be very limited. See "SPECIAL FACTORS-9. Certain Effects of the Transaction --Reduced Liquidity of the Common Shares".

         The Company and its affiliates, including its executive officers and directors, will be prohibited under applicable federal securities law from repurchasing additional Common Shares outside of the Offer until at least the 10th business day after the Expiration Date. Following such time, if any Common Shares remain outstanding, the Company may purchase additional Common Shares in the open market, in private transactions, through a subsequent offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Offer described in this Offer to Purchase. The decision to repurchase additional Common Shares, if any, will depend upon many factors, including the market price of the Common Shares, the results of the Offer, the business and financial position of the Company, and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to shareholders than the terms of the Offer as described in this Offer to Purchase. In addition, the Company intends to effectuate the Merger, whereby the Common Shares will be converted into shares of NewCo, a private company.

         As of October 26, 2001, there were 27 record holders of the Common Shares. Dividends on the Common Shares have never been paid. There are no accrued dividends on the Common Shares. The Company has no present intention to pay dividends on the Common Shares in the near future.

6. Possible Effects of the Offer on the Market for the Common Shares and Exchange Act Registration

         The purchase of the Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise be traded and the number of holders of Common Shares, which could adversely affect the liquidity and market value of the remaining Common Shares held by the public and have other consequences with respect to the Exchange Act registration of the Common Shares. See "SPECIAL FACTORS-9. Certain Effects of the Transaction" and "THE OFFER-- 8. Conditions to the Offer."

7. Certain Information Concerning Intercorp Excelle Inc.

General

         The Company is an Ontario corporation with its principal executive offices located at 1880 Ormont Drive, Toronto, Canada M9L 2V4 and its phone number is (416) 744-2124.

Directors and Executive Officers

         Each of the persons named below was elected to serve as a member of the Company's Board of Directors until the 2002 Annual Meeting of Shareholders or until his successor shall have been duly elected and qualified. The names of the current directors and certain information about them, as of October 31, 2001, are set forth below.


Name                                Age              Position
----                                ---              --------
Arnold Unger                        63               Chief Executive Officer and Co-Chairman

Renee Unger                         58               President and Co-Chairman

Fred Burke                          43               Chief Operating Officer, Chief Financial
                                                     Officer, Secretary and Director

Lori Gutmann                        31               Director of Marketing and Director

Alysse Unger                        34               Director of New Business Development and
                                                     Director

John Rothschild                     51               Director

Taketo Murata                       63               Director

Karen Unger                         30               Director


Directors are elected to serve until the next meeting of shareholders and until their successors are duly elected and qualified or until the Director's earlier death, resignation or removal from office. Meetings of shareholders of the Company will be held on an annual basis. However, if at any time an annual meeting is not held for the election of directors, the then current directors will continue to serve until their successors are duly elected and qualified. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority vote of Directors then in office. Officers are appointed by, and serve at the discretion of, the Board of Directors.

         Set forth below is a biographical description of each director and executive officer of the Company based on information supplied by each of them.

         Arnold Unger is a co-founder of the Company and has been its Chief Executive Officer since 1987. Prior to founding the Company, he worked in the marketing industry and was the President of Global Incentives from 1970 until he sold the company in 1973, working with such clients as General Foods, Carnation and Heinz. From 1973 to 1984, he was with Aztec Building Corp. and Vantage Building Corp. as Sales and Marketing Manager. He has lectured extensively on Sales and Marketing at various universities in Canada. Arnold Unger has received several awards of industry distinction, including a Gold Award at the Canadian Awards for Business Excellence and the Chamber of

Commerce Award for Best Small Company in Toronto. Mr. Unger heads the Company in its Sales and Marketing endeavors and participates in the administration, production and all financial matters.

         Renee Unger is a co-founder of the Company and has been its President since 1985. She is the creator of all of the Company's original recipes. She has been well recognized in the industry by receiving many outstanding awards, including Entrepreneur of the Year, Woman of the Year, Gold Medal at the Canadian Business Excellence Awards in 1988, North York Chamber of Commerce Business Woman of the Year, and Ontario Chamber of Commerce Award of Merit. She lectures extensively and has been featured in many newspaper articles and on national television in the series entitled "Women of Success", she has been the keynote speaker at several business and industry dinners and conferences, and has made television appearances on cooking and daytime programs. Renee Unger was also listed in the Canadian Report on Business. She was 18th on the list of the 100 Top Women Entrepreneurs in Canada for 1999. Ms. Unger continues to head the Company's Research and Development department, and Quality Control departments, as well as participate in the administration of the Company.

         Fred Burke joined the Company in 1994 as the Chief Operating Officer. He is also Chief Financial Officer, Director of the Company and Secretary. He is a Certified General Accountant (CGA), and is currently a member of the Board of Governors of the Certified General Accountants of Ontario. From 1987 to 1994 until he joined the Company, he held increasing roles of responsibility at Effem Foods Ltd. Prior to that he was the Manager of cost accounting for Robinhood Multifoods, Inc. and an accountant for Canadian General Electric Company beginning in 1980. Mr. Burke earned an Honors Degree in Accounting from McMaster University in Hamilton, Ontario. He conducts seminars on personal and business strategic planning. He holds positions on the Certified General Accountant board committees and lectures on accounting and business development to business groups and at local universities.

         Lori Gutmann has been with the Company since its inception in 1985 and joined the Company full time in 1990. Her role with the Company is that of Marketing Director for Intercorp Excelle Foods Inc. She earned a Diploma in Marketing Management and a Bachelor Degree in Business Management (BBM) from Ryerson University in Toronto. In addition to her many extra curricular activities, she is past President of her chapter in Hadassah WIZO (Women's International Zionist Organization).

         Alysse Unger has been with the Company since inception. Currently, she is the Director for New Business Development and her focus is building the Renee's Gourmet Brand in the United States. Alysse has had vast experience in many areas of the company and has held other senior positions in the past. She has her B.A. in Sociology from York University and her Business Studies Certificate. She also studied FoodScience and using her FoodScience background, developed many award winning salad dressings and sauces for the Company. She has also been the key note speaker for numerous events and volunteers for different charities.

         John Rothschild has been a director of the Company since June 1997. Since 1994, he has been the President and Chief Executive Officer of Prime Restaurant Group, Inc., a holding company of restaurant chains. From 1984 to 1994, he was President of Rothschild Holding Limited. From 1980 to 1984, he was Assistant Vice President of CEMP Investments, Ltd. From 1978 to 1980, he was a partner at Rothschild & Muskat. Prior to that, he was a senior field auditor for Price Waterhouse in Toronto and Milan, Italy. Mr. Rothschild, who is also a chartered accountant, earned a Bachelor of Arts degree from the University of Toronto and an MBA from University of Western Ontario.

         Taketo Murata has been a director of the Company since August 1997. Since October 2000, he has been an Agri-Business consultant for Agriculture and Agri-food Canada, ConAgra International , and other food-related entities., as well as being an Associate of the George Morris Centre, an Agri-food think tank. He serves on the Boards of a number of corporate and non-profit organizations. Mr. Murata was President of Hunt-Wesson Canada/ConAgra Grocery Products Canada from 1973 to 2000 and President of ConAgra International from 1990 to 1998. He earned a Bachelor of Science degree from McGill University and Master of Science and Master of Arts degrees from Yale University.

         Karen Unger has been a director of the Company since January 2000. Since 1998, she has practiced criminal law as an Associate with Gold & Fuerst, Barristers in Toronto, Canada. In 1996, she obtained her Bachelor of Laws degree from Osgoode Hall Law School in Toronto, and in 1992, obtained an undergraduate degree in Mathematics and Statistics from the University of Western in London Ontario. Miss Unger has also been a member of the Criminal Lawyers Association since 1998.

         Lori Gutmann, Alysse Unger and Karen Unger are daughters of Arnold Unger and Renee Unger. The term of office of each Director is until the next annual meeting of shareholders and until a successor is elected and qualified or until the Director's earlier death, resignation or removal from office. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors.

         All of the Company's directors and executive officers are citizens of Canada.

         During the last five years, to the best knowledge of the Company, none of the persons listed above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Available Information

         The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of certain dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the Commission's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained (i) by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or (ii) at the Commission's world-wide web site at www.sec.gov.

Historical Financial Information

         The audited financial statements set forth on pages F-2 through F-20 of the Company's Form 10-KSB for the fiscal year ended January 31, 2001 and the unaudited financial statements in the Company's Forms 10-QSB for the fiscal quarters ended April 30, 2001 and July 31, 2001 are hereby incorporated by reference into this Offer to Purchase. Such reports, documents and other financial information may be inspected and copies may be obtained from the Commission in the manner set forth above.

Summary Financial Information

         A summary of the financial information is provided below. For complete rendition of such financial information, see immediately above.

         Income Statement Data:

                                                           July 31, 2001*         January 31, 2001        January 31, 2000
                                                           -------------          ----------------        ----------------
Net Sales.............................                        $10,324,968              $17,217,053             $14,064,948


Gross Profit..........................                          3,258,755                5,232,335               4,041,245
 Other Expenses.......................                          3,006,423                4,815,685               3,590,910

Income from continuing operations.....                            252,332                  416,650                 450,335
Income from continuing operations
per share.............................                               0.06                     0.10                    0.11
Net income............................                            212,732                  407,881                 308,191
Basic Earnings Per Share..............                               0.05                     0.10                    0.08
Weighed Average Number of
Common Shares.........................                          3,910,487                3,952,649               4,014,798


* For the six months ended on such date

         Balance Sheet Data:



                                                              July 31, 2001        January 31, 2001        January 31, 2000
                                                              -------------        ----------------        ----------------
Current assets.............................                      $4,870,811              $4,997,637              $4,821,609

Intangible assets..........................                         744,421                 772,718                 828,042

Total assets...............................                       9,882,782               9,815,025               9,196,181

Total liabilities..........................                       4,304,746               4,322,933               3,882,231



         Shareholders' Equity:

                                                              July 31, 2001        January 31, 2001        January 31, 2000
                                                              -------------        ----------------        ----------------
Common Stock................................                     $3,344,522              $3,344,522              $3,344,522

Additional paid in capital..................                        505,496                 505,496                 505,496

Cumulative Translation Adjustment...........                      (560,995)               (453,448)               (269,757)

Retained Earnings...........................                      2,389,845               2,177,113               1,769,232

Treasury stock..............................                      (100,832)                (81,591)                (35,543)

Shareholders' equity........................                      5,578,036               5,492,092               5,313,950

Net Book Value per Common Share.............                           1.39                    1.37                    1.33

Net Tangible Book Value per Common
Share.......................................                           1.21                    1.18                    1.12

Total Liabilities and Shareholders'
Equity......................................                      9,882,782               9,815,025               9,196,181




8. Conditions to the Offer

         Notwithstanding any other term of the Offer, the Company will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Company's obligation to pay for or return tendered Common Shares after the termination or withdrawal of the Offer), pay for any Common Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if:

(1) there will be pending or overtly threatened any suit, action or proceeding brought by or on behalf of any governmental entity, or any suit, action or proceeding brought by or on behalf of any shareholder of the Company or any other person or party (A) challenging the acquisition of any Common Shares pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer, or alleging that any such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by the Company' directors or a violation of federal securities law or applicable corporate law or (B) seeking to impose a material condition to the Offer which would be adverse to the Company' shareholders;

(2) there will be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or any other action will be taken by any governmental entity or court, that is reasonably likely to result, in any of the consequences referred to in clauses
(A) and (B) of paragraph (2) above;

(3) there will have occurred (A) any general suspension of, shortening of hours for or limitation on prices for trading in the Common Shares in the over-the-counter market (whether or not mandatory), (B) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) any decrease of thirty percent (30%) or more in the Nasdaq Composite Index and/or the Dow Jones Industrial Average during any two week period while this Offer is being conducted, (D) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, or (E) in the case of any of the situations described in clauses
(A) through (D) inclusive existing at the date of commencement of the Offer, a material escalation or worsening thereof; or

(4) there will have occurred or be likely to occur any event or series of events that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, impair the contemplated benefits to the Company of the Offer, or otherwise result in the consummation of the Offer not being or not being reasonably likely to be in the best interest of the Company; which, in the reasonable judgment of the Company, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment for Common Shares.

         The foregoing conditions are for the sole benefit of the Company and its affiliates and may be asserted by the Company regardless of the circumstances giving rise to such condition or may, prior to the expiration of the Offer, be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If any condition to the Offer is not satisfied or waived by the Company prior to the Expiration Date, the Company reserves the right (but shall not be obligated), subject to applicable law, (i) to terminate the Offer and return the tendered Common Shares to the tendering shareholders; (ii) to waive all unsatisfied conditions and accept for payment and purchase all Common Shares that are validly tendered (and not withdrawn) prior to the Expiration Date; (iii) to extend the Offer and retain the Common Shares that have been tendered during the period for which the Offer is extended; or (iv) to amend the Offer. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of or otherwise affect any other rights and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

         The Company acknowledges that the Commission believes that (a) if the Company is delayed in accepting the Common Shares it must either extend the Offer or terminate the Offer and promptly return the Common Shares and (b) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer.

9. Legal Matters

         The Company is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Company' acquisition of Common Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Common Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought and if such approval could not be obtained in a timely manner, the Offer would be terminated.


10. Fees and Expenses

         Except as otherwise provided herein, all fees and expenses incurred in connection with the Offer will be paid by the party incurring such fees and expenses, except that the Company will pay for all fees and expenses relating to the filing, printing and mailing of the documents in connection with the Offer. Estimated fees and expenses to be incurred by the Company in connection with the Offer are as follows:


Depositary Fees............................................   $3,500
Legal, Accounting and Other Professional Fees..............   80,000
Printing and Mailing Costs.................................    7,500
Commission Filing Fees.....................................      246
Miscellaneous..............................................    5,000
                                                               =====

Total......................................................  $96,246
                                                             =======



         Directors, officers and regular employees of the Company and its affiliates (who will not be specifically compensated for such services) may contact shareholders by mail, telephone, telex, telegram messages, mailgram messages, datagram messages and personal interviews regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Common Shares. The Company will reimburse its affiliates for the time that the employees of such affiliates spend performing such services.

         Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or compensated any person or class of persons to make solicitations or recommendations on its behalf with respect to the Offer.

11. Miscellaneous

         The Depositary for the Offer is Continental Stock Transfer & Trust Company. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses.
         The Depositary does not assume any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

         Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Common Shares pursuant to the Offer.

         The Company is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares, the Company will make a good faith effort to comply with that state statute. If, after a good faith effort, the Company cannot comply with the state statute, it will not make the Offer to, nor will it accept tenders from or on behalf of, the holders of Common Shares in that state.

         The Company has filed with the Commission a combined Tender Offer Statement on Schedule TO-I and Rule 13E-3 Transaction Statement on Schedule 13E-3 together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such Schedule TO-I/13E-3. The Schedule TO-I/13E-3 and any exhibits or amendments may be examined and copies may be obtained from the Commission in the same manner as described in "THE OFFER--7. Certain Information Concerning the Company" with respect to information concerning the Company except that copies will not be available at the regional offices of the Commission.

         The Company has not authorized any person to give any information or to make any representation on behalf of the Company not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, shareholders should not rely on any such information or representation as having been authorized.

         Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                     The Information Agent for the Offer is:

                                   MACKENZIE
                                   PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800) 322-2885